Exhibit (a)(1)(K)

Contact: Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan
Schwartz Communications: 781-684-0770

CYTYC CORPORATION ACCEPTS SHARES OF

ADEZA BIOMEDICAL CORPORATION IN TENDER OFFER

AND COMMENCES SUBSEQUENT OFFERING PERIOD

Marlborough, Mass., March 19, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced the expiration of the initial offering period of the tender offer by its wholly-owned subsidiary Augusta Medical Corporation (“Augusta”) for all outstanding shares of common stock of Adeza Biomedical Coporation (Nasdaq: ADZA). The initial offering period expired, as scheduled, at 12:00 midnight, New York City time, on Friday, March 16, 2007.

The depositary for the offer has advised Cytyc and Augusta that, as of the expiration of the initial offering period, a total of approximately 15,347,000 Adeza shares were validly tendered to Augusta and not withdrawn, representing approximately 87.4% of the outstanding common stock of Adeza. Augusta has accepted for payment all Adeza shares that were validly tendered during the initial offering period.

Cytyc also announced that Augusta has commenced a subsequent offering period for all remaining shares of Adeza common stock to permit stockholders who have not yet tendered their shares the opportunity to do so. This subsequent offering period will expire at 12.00 midnight, New York City time, on Friday, March 30, 2007, unless further extended. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire.

The same $24.00 per share price offered in the prior offering period will be paid during the subsequent offering period. All shares validly tendered during this subsequent offering period will be immediately accepted and payment will be made promptly after acceptance, in accordance with the terms of the offer. Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure, and (2) pursuant to Rule 14d-7(a)(2) promulgated under the Securities Exchange Act of 1934, as amended, shares tendered during the subsequent offering period may not be withdrawn.

Pursuant to the terms of the previously announced merger agreement, Cytyc expects to effect a merger of Augusta with and into Adeza. In the merger, Augusta will acquire all other Adeza shares (other than those as to which holders properly exercise appraisal rights) at the same $24.00 per share price, without interest and less any required withholding taxes, that was paid in the tender offer. As a result of the merger, Adeza will become a wholly-owned subsidiary of Cytyc. Cytyc intends to complete the merger as soon as practicable. If, as a result of additional shares tendered and purchased in the subsequent offering period or otherwise, Augusta becomes the owner of at least 90% of the outstanding Adeza shares, Augusta will be able to effect the merger without the need for a meeting of Adeza stockholders. Adeza stockholders who continue to hold their shares at the time of the merger and fulfill certain other requirements of Delaware law will have appraisal rights in connection with the merger.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation. Cellient is a trademark of Cytyc Corporation.

Additional Information

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Adeza. The tender offer is being made pursuant to a Tender Offer Statement and related materials. Adeza shareholders are advised to read the Tender Offer Statement and related materials filed by Cytyc with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer commenced, Cytyc and Augusta Medical Corporation (a wholly owned subsidiary of Cytyc) filed a Tender Offer Statement on Schedule TO containing an Offer to Purchase, the form of the letter of transmittal and other documents relating to the tender offer, and Adeza filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms and conditions of the tender offer, and stockholders of Adeza are urged to read them carefully. Stockholders of Adeza are able to obtain a free copy of these documents at http://www.cytyc.com and the website maintained by the SEC at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents by contacting Cytyc or Adeza.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the expected benefits of the transaction, Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc and Adeza that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the tender offer or the merger set forth in the merger agreement will not be satisfied, changes in either companies’ businesses during the period between now and the closing, the successful integration of Adeza into Cytyc’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers, and strategic partners, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, the successful consummation of planned acquisition transactions, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s and Adeza’s filings with the SEC, including those under the heading “Risk Factors” in Cytyc’s 2006 Annual Report on Form 10-K and Adeza’s 2006 Annual Report on Form 10-K, all as filed with the SEC. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

# # #